                                                Filed Pursuant to Rule 424(b)(2)
                                                File No. 333-64844

                             PROSPECTUS SUPPLEMENT
                             (TO PROSPECTUS DATED FEBRUARY 27, 2003)

        ENHANCED APPRECIATION SECURITIES

        UBS AG $22,000,000 NOTES LINKED TO A BASKET OF COMMON STOCKS DUE MARCH 18, 2005

           Issuer:                   UBS AG
           Maturity Date:            March 18, 2005
           Coupon:                   We will not pay you interest during the term of the Notes.
           Basket Stocks:            The basket of 20 common stocks (each, a "Basket Stock") will consist of two stocks from each of the 10 economic sectors included in the S&P 500(R) Index (using the Global Industry
                                     Classification Standards ("GICS")). The Basket Stocks have the largest market capitalization in their sector as of
                                     November 13, 2003 (as reported by Bloomberg L.P.). Each
                                     Basket Stock will be equally weighted and will represent 5%
                                     of the basket. Antidilution adjustments will not effect the weight of each Basket Stock. The Basket Stocks are set forth below:

            SECTOR                       BASKET STOCK                              TICKER
            ------                       ------------                              ------
            Consumer Discretionary       The Home Depot, Inc.                      HD
                                         Comcast Corporation (Class A Common       CMCSA
                                         Stock)
            Consumer Staples             Wal-Mart Stores, Inc.                     WMT
                                         The Procter & Gamble Company              PG
            Energy                       Exxon Mobil Corporation                   XOM
                                         ChevronTexaco Corporation                 CVX
            Financials                   Citigroup Inc.                            C
                                         American International Group, Inc.        AIG
            Health Care                  Pfizer Inc.                               PFE
                                         Johnson & Johnson                         JNJ
            Industrials                  General Electric Company                  GE
                                         United Parcel Service, Inc. (Class        UPS
                                         B Common Stock)
            Information Technology       Microsoft Corporation                     MSFT
                                         Intel Corporation                         INTC
            Materials                    E.I. du Pont de Nemours and Company       DD
                                         The Dow Chemical Company                  DOW
            Telecommunications           SBC Communications Inc.                   SBC
              Services                   Verizon Communications Inc.               VZ
            Utilities                    Exelon Corporation                        EXC
                                         The Southern Company                      SO

                                     Unless otherwise specified in this prospectus supplement,
                                     the Basket Stocks will not be replaced with any other common stocks after November 13, 2003.
           Payment at Maturity:      You will receive a cash payment at maturity that is based on the Stock Return (defined on page S-4) of each Basket Stock, which may be positive or negative. Positive Stock Returns
                                     for each Basket Stock will be doubled, subject to a maximum gain of 21.5% with respect to each Basket Stock at maturity.
                                     Therefore, the maximum potential total return for each
                                     $1,000 principal amount of the Notes at maturity will also be 21.5%. The Notes are exposed to the full downside price risk of each Basket Stock and any negative Stock Returns
                                     will reduce your cash payment at maturity.
                                     For a description of how your payment at maturity will be
                                     calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the
                                     Notes--Payment at Maturity" on page S-28.
                                     YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE STOCK
                                     RETURN OF ONE OR MORE OF THE BASKET STOCKS IS NEGATIVE. YOU
                                     WILL NOT RECEIVE DIVIDEND PAYMENTS ON THE BASKET STOCKS.
           CUSIP Number:             90261KGK0
           No Listing:               The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market system or any
                                     electronic communications network.
           Booking Branch:           UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-6 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                          Price to      Underwriting    Proceeds to
                                           Public         Discount        UBS AG
           Per Note                         100%           1.5%            98.5%
           Total                         $22,000,000      $330,000      $21,670,000

        UBS INVESTMENT BANK        UBS FINANCIAL SERVICES INC.
        Prospectus Supplement dated December 11, 2003             [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the performance of the Basket Stocks. The basket of 20 common stocks will consist of two stocks from each of the 10 economic sectors included in the S&P 500(R) Index (using the GICS). The Basket Stocks have the largest market capitalization in their sector as of November 13, 2003 (as reported by Bloomberg L.P.). Each Basket Stock will be equally weighted and will represent 5% of the basket. Antidilution adjustments will not effect the weight of each Basket Stock. You will receive a cash payment at maturity that is based on the Stock Return of each Basket Stock, which may be positive or negative. Positive Stock Returns for each Basket Stock will be doubled, subject to a maximum gain of 21.5% with respect to each Basket Stock at maturity. THEREFORE, THE MAXIMUM POTENTIAL TOTAL RETURN FOR EACH $1,000 PRINCIPAL AMOUNT OF THE NOTES AT MATURITY WILL ALSO BE 21.5%. The Notes are exposed to the full downside price risk of each Basket Stock and any negative Stock Returns will reduce your cash payment at maturity.

YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL IF THE STOCK RETURN OF ONE OR MORE OF THE BASKET STOCKS IS NEGATIVE. YOU WILL NOT RECEIVE DIVIDEND PAYMENTS ON THE BASKET STOCKS.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-28.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The Notes provide the potential to enhance equity returns by doubling the positive Stock Returns for each Basket Stock up to a maximum gain of 21.5%.

+ EXPOSURE TO STOCKS WITH LARGE MARKET CAPITALIZATION--The Notes provide exposure to 20 U.S. large capitalization stocks.

+ DIVERSIFICATION--The Notes provide a degree of diversification within the large capitalization equity portion of your portfolio through exposure to two stocks from each of the 10 economic sectors included in the S&P 500 Index.

+  MINIMUM INVESTMENT--$1,000.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-6.

+ YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are exposed to the same downside price risk as each of the Basket Stocks. You may lose some or all of your principal if the Stock Return of one or more of the Basket Stocks is negative.

+ YOUR APPRECIATION POTENTIAL IS LIMITED--The positive Stock Return for any Basket Stock will be doubled subject to a maximum gain of 21.5%. Therefore, you will not benefit from any positive Stock Return in excess of 10.75% (that is, one-half of the maximum gain with respect to each Basket Stock). As a result, the maximum potential total return for each $1,000 principal amount of the Notes at maturity will also be 21.5%. The return on your investment in the Notes may not perform as well as a direct investment in the Basket Stocks.

+ NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the Basket Stocks.

+ MAXIMUM POTENTIAL RETURN AT MATURITY--You can only earn the maximum gain on the Notes if you hold your Notes to maturity.

+ BASKET STOCK SELECTION IS NOT BASED ON UBS RESEARCH--The 20 Basket Stocks consist of two stocks from each of the 10 economic sectors included in the S&P 500 Index. The Basket Stocks have the largest market capitalization in their sector as of November 13, 2003 (as reported by Bloomberg L.P.). Unless otherwise specified in this prospectus supplement, the Basket Stocks will not be replaced with any other common stocks after November 13, 2003. The selection of Basket Stocks is not based on research reports published by UBS or any of its affiliates.

+ NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market for the Notes at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You are willing to accept potential downside risk to your principal, as well as the risk of owning equity securities in general and the Basket Stocks in particular.

+ You believe that most of the Basket Stocks will appreciate over the term of the Notes and that such appreciation is unlikely to exceed the 21.5% maximum potential total return on the Notes at maturity.

+ You seek exposure to large capitalization stocks in multiple economic sectors.

+  You are willing to hold the Notes until maturity.

+ You seek an investment with a return linked to the performance of the Basket Stocks.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+ You are not willing to accept potential downside risk to your principal, or the risks of owning equity securities in general and the Basket Stocks in particular.

+  You seek current income from your investment.

+ You seek an investment that is exposed to the full upside performance of the Basket Stocks, or you are unwilling to make an investment that is exposed to the full downside risk of the Basket Stocks.

+ You believe that, over the term of the Notes, the market price of most of the Basket Stocks is not likely to increase, or you believe that the market price of most of the Basket Stocks will increase by an amount greater than the maximum potential total return on the Notes at maturity.

+  You seek an investment for which there will be an active secondary market.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

+  You are unable or unwilling to hold the Notes until maturity.

+ Your purchase of the Notes creates an over-concentrated exposure to any of the Basket Stocks or large capitalization stocks generally.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-41.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid cash-settled forward contract with respect to the Basket Stocks. If the Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be long-term capital gain or loss if you held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT IS REASONABLE TO TREAT YOUR NOTES AS DESCRIBED ABOVE, BUT IT WOULD ALSO BE REASONABLE TO TREAT THE NOTES AS SUBJECT TO THE SPECIAL RULES GOVERNING CONTINGENT DEBT INSTRUMENTS. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1:  CALCULATE THE STOCK RETURN FOR EACH BASKET STOCK.

          The "Stock Return" is the difference between the closing price for each Basket Stock on December 11, 2003 (the "trade date") and on the final valuation date, expressed as a percentage of the Initial Stock Price and calculated as follows:

                                    Final Stock Price - Initial Stock Price
                 Stock Return  =    ---------------------------------------
                                              Initial Stock Price

          where the "Initial Stock Price" is the closing price of each Basket Stock on its primary stock exchange on the trade date and the "Final Stock Price" is the closing price of each Basket Stock on its primary stock exchange on the final valuation date.

STEP 2:  CALCULATE THE STOCK COMPONENT RETURN FOR EACH BASKET STOCK.

          The "Stock Component Return" is based on the Stock Return of each Basket Stock, which may be positive or negative. If a Stock Return is positive, it will be doubled in order to calculate the Stock Component Return, subject to a maximum Stock Component Return of 21.5%. If a Stock Return is zero or negative, the Stock Component Return will be equal to the Stock Return.

          1)  If the Stock Return is positive:

              Stock Component Return = (Stock Return X 2), subject to a maximum Stock Component Return of 21.5%

          2)  If the Stock Return is zero or negative:

              Stock Component Return = Stock Return

STEP 3:  CALCULATE THE WEIGHTED STOCK COMPONENT RETURN FOR EACH BASKET STOCK.

          The "Weighted Stock Component Return" will equal the Stock Component Return for each Basket Stock multiplied by 5%. Each Weighted Stock Component Return will be rounded to two decimal places.

          Weighted Stock Component Return = (Stock Component Return X 0.05)

STEP 4:  CALCULATE THE SUM OF THE WEIGHTED STOCK COMPONENT RETURNS.

          This is the percentage total return on each $1,000 principal amount of the Notes.

STEP 5:  CALCULATE THE CASH PAYMENT AT MATURITY.

          Payment at maturity = principal amount of the Note + (principal amount of the Note X sum of the Weighted Stock Component Returns)

HYPOTHETICAL EXAMPLES OF HOW THE NOTES MAY PERFORM AT MATURITY

The examples below are based on the following assumptions:

       Principal amount of each Note...............................  $1,000
       Maximum gain on each Basket Stock (referred to as the
         "Maximum Stock Component Return").........................  21.5%*
       Maximum total return on each Note...........................  $1,215
       Term of Investment..........................................  15 Months

------------
* The Stock Return for each Basket Stock is therefore limited to 10.75%, which, when doubled, equals the Maximum Stock Component Return of 21.5%.

                                                        EXAMPLE #2 -- STOCK RETURNS FOR EACH BASKET STOCK
EXAMPLE #1 -- STOCK RETURNS FOR EACH BASKET STOCK       ARE 15% OR GREATER, THEREBY REACHING THE MAXIMUM
RANGE FROM -15% TO 15%. EACH NOTE PAYS                  STOCK COMPONENT RETURN OF 21.5%. EACH NOTE PAYS
$1,112.75 AT MATURITY, AN 11.275% RETURN ON             $1,215 AT MATURITY, A 21.5% RETURN ON INVESTMENT,
INVESTMENT.                                             WHICH IS THE MAXIMUM RETURN ON EACH NOTE.
                                          WEIGHTED                                                WEIGHTED
                            STOCK          STOCK                                    STOCK          STOCK
               STOCK      COMPONENT      COMPONENT                     STOCK      COMPONENT      COMPONENT
   STOCK      RETURN        RETURN         RETURN          STOCK      RETURN        RETURN         RETURN
Stock 1          2%             4%           0.20%      Stock 1          15%       21.5%            1.075%
Stock 2          3%             6%           0.30%      Stock 2          15%       21.5%            1.075%
Stock 3          4%             8%           0.40%      Stock 3          15%       21.5%            1.075%
Stock 4          5%            10%           0.50%      Stock 4          15%       21.5%            1.075%
Stock 5          8%            16%           0.80%      Stock 5          15%       21.5%            1.075%
Stock 6         10%            20%           1.00%      Stock 6          20%       21.5%            1.075%
Stock 7         12%          21.5%          1.075%      Stock 7          20%       21.5%            1.075%
Stock 8         14%          21.5%          1.075%      Stock 8          20%       21.5%            1.075%
Stock 9         15%          21.5%          1.075%      Stock 9          20%       21.5%            1.075%
Stock 10        -4%            -4%          -0.20%      Stock 10         20%       21.5%            1.075%
Stock 11       -10%           -10%          -0.50%      Stock 11         25%       21.5%            1.075%
Stock 12       -15%           -15%          -0.75%      Stock 12         25%       21.5%            1.075%
Stock 13         6%            12%           0.60%      Stock 13         25%       21.5%            1.075%
Stock 14         8%            16%           0.80%      Stock 14         25%       21.5%            1.075%
Stock 15        10%            20%           1.00%      Stock 15         25%       21.5%            1.075%
Stock 16        12%          21.5%          1.075%      Stock 16         30%       21.5%            1.075%
Stock 17        -5%            -5%          -0.25%      Stock 17         30%       21.5%            1.075%
Stock 18        12%          21.5%          1.075%      Stock 18         30%       21.5%            1.075%
Stock 19        10%            20%           1.00%      Stock 19         30%       21.5%            1.075%
Stock 20        10%            20%           1.00%      Stock 20         30%       21.5%            1.075%
                                            ------                                                  ------
Sum of the Weighted Stock Component                     Sum of the Weighted Stock
  Returns:                                 11.275%        Component Returns:                        21.50%
PAYMENT AT MATURITY PER NOTE:                           PAYMENT AT MATURITY PER NOTE:
  $1,000 + ($1,000 X 11.275%) =          $1,112.75        $1,000 + ($1,000 X 21.50%) =           $1,215.00
RETURN ON NOTE:                            11.275%      RETURN ON NOTE:                             21.50%

EXAMPLE #3 -- STOCK RETURNS FOR EACH BASKET STOCK
RANGE FROM -40% TO 40%. NEGATIVE STOCK
COMPONENT RETURNS OUTWEIGH POSITIVE STOCK
COMPONENT RETURNS. EACH NOTE PAYS $934.50 AT
MATURITY, A -6.55% RETURN ON INVESTMENT.
                                          WEIGHTED
                            STOCK          STOCK
               STOCK      COMPONENT      COMPONENT
   STOCK      RETURN        RETURN         RETURN
Stock 1         -5%            -5%          -0.25%
Stock 2        -10%           -10%          -0.50%
Stock 3        -15%           -15%          -0.75%
Stock 4        -20%           -20%          -1.00%
Stock 5          5%            10%           0.50%
Stock 6          8%            16%           0.80%
Stock 7          4%             8%           0.40%
Stock 8          8%            16%           0.80%
Stock 9        -40%           -40%          -2.00%
Stock 10        40%          21.5%          1.075%
Stock 11        12%          21.5%          1.075%
Stock 12         6%            12%           0.60%
Stock 13       -15%           -15%          -0.75%
Stock 14       -15%           -15%          -0.75%
Stock 15       -16%           -16%          -0.80%
Stock 16       -20%           -20%          -1.00%
Stock 17       -20%           -20%          -1.00%
Stock 18       -20%           -20%          -1.00%
Stock 19       -20%           -20%          -1.00%
Stock 20       -20%           -20%          -1.00%
                                            ------
Sum of the Weighted Stock
  Component Returns:                        -6.55%
PAYMENT AT MATURITY PER NOTE:
  $1,000 + ($1,000 X -6.55%) =             $934.50
RETURN ON NOTE:                             -6.55%

Note: The percentages and amounts listed in the above examples have been rounded for ease of analysis.

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RISK FACTORS

The return on the Notes is linked to the performance of the Basket Stocks. Investing in the Notes is NOT equivalent to investing directly in the Basket Stocks. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE FULLY EXPOSED TO THE DOWNSIDE RISK OF THE BASKET STOCKS AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

The Notes differ from ordinary debt securities in that we may not pay you 100% of your principal amount at maturity if the Stock Return on any Basket Stock is negative. Because your cash payment at maturity is based on the Stock Return of each Basket Stock, each negative Stock Return will reduce your cash payment at maturity. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL IF THE STOCK RETURN ON ONE OR MORE OF THE BASKET STOCKS IS NEGATIVE.

See "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-28 for a description of how your payment at maturity will be calculated.

THE MAXIMUM GAIN WITH RESPECT TO EACH BASKET STOCK IS 21.5%; THEREFORE, YOUR MAXIMUM RETURN ON THE NOTES AT MATURITY IS ALSO 21.5%

The maximum gain with respect to each Basket Stock is 21.5%. Therefore, the maximum potential total return for each $1,000 principal amount of the Notes at maturity will also be 21.5%. Since the maximum gain with respect to each Basket Stock is 21.5%, you will not benefit from any positive Stock Return in excess of 10.75% (that is, one-half of the maximum gain with respect to each Basket Stock).

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BASKET STOCKS OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE BASKET STOCKS

The return on your Notes will not reflect the return you would realize if you actually owned the Basket Stocks or a security directly linked to the performance of the Basket Stocks and held such investment for a similar period because:

+  the maximum potential total return on the Notes at maturity is capped; and

+ the Stock Return for each Basket Stock will be determined without taking into consideration the value of dividends paid on that Basket Stock.

The maximum potential total return on the Notes is 21.5% at maturity. If the Stock Return for each Basket Stock exceeds the maximum potential total return on the Notes of 21.5%, your return on the Notes at maturity will be less than the return on a direct investment in the Basket Stocks without taking into account taxes and other costs related to such a direct investment.

Even if the market price of the Basket Stocks increases above their respective initial stock prices during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the market price of the Basket Stocks to increase while the market value of the Notes declines.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the market

RISK FACTORS
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price of the Basket Stocks on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

+ the volatility of the Basket Stocks (i.e., the frequency and magnitude of changes in the market price of the Basket Stocks)

+ the dividend rate paid on the Basket Stocks (while not paid to holders of the Notes, dividend payments on the Basket Stocks may influence the market price of the Basket Stocks and the market value of options on the Basket Stocks and therefore affect the market value of the Notes)

+ supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker

+  interest rates in the market

+  the time remaining to the maturity of the Notes

+  the creditworthiness of UBS

+ economic, financial, political, regulatory, or judicial events that affect any of the Basket Stocks or that affect stock markets generally

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes until maturity. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System, or any electronic communications network. There may be little or no secondary market for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time. As market makers, trading of the Notes may cause UBS Securities LLC or any other affiliates of UBS to have long or short positions of the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

If you sell your Notes before maturity, you may have to do so at a discount from the issue price, and, as a result, you may suffer substantial losses.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE ISSUERS OF THE BASKET STOCKS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE

We and our affiliates are not affiliated with the issuers of the Basket Stocks in any way and we have no ability to control or predict their actions, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting the issuers of the Basket Stocks. However, as discussed below, we or any of our affiliates may currently or from time to time in the future engage in business with one or more of the issuers of the Basket Stocks. THE ISSUERS OF THE BASKET STOCKS ARE NOT INVOLVED IN THE OFFERING OF THE NOTES IN ANY WAY AND HAVE NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF THE NOTES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE MARKET VALUE OF YOUR NOTES OR YOUR PAYMENT AT MATURITY. THE ISSUERS OF THE BASKET STOCKS MAY TAKE ACTIONS THAT WILL ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES.

THE NOTES ARE UNSECURED DEBT OBLIGATIONS OF UBS ONLY AND ARE NOT OBLIGATIONS OF THE ISSUERS OF THE BASKET STOCKS. NONE OF THE MONEY YOU PAY FOR THE NOTES WILL GO TO THE ISSUERS OF THE BASKET STOCKS.

RISK FACTORS
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This prospectus supplement relates only to the Notes and does not relate to the Basket Stocks. We have derived all information about the issuers of the Basket Stocks in this prospectus supplement from publicly available documents without independent verification.

We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of any issuer of the Basket Stocks in connection with the offering of the Notes. We do not make any representation that the publicly available documents or any other publicly available information about the issuers of the Basket Stocks are accurate or complete. Furthermore, we do not know whether the issuers of the Basket Stocks have disclosed all events occurring before the date of this prospectus supplement--including events that could affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the Basket Stocks and, therefore, the Final Stock Price for each Basket Stock that the calculation agent will use to determine the payment we will make to you at maturity with respect to your Notes. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any issuer of the Basket Stocks could affect your payment at maturity and, therefore, the market value of the Notes.

WE HAVE NO OBLIGATION TO DISCLOSE INFORMATION ABOUT THE ISSUERS OF THE BASKET STOCKS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT

We or any of our affiliates may currently or from time to time engage in business with one or more of the issuers of the Basket Stocks (or their subsidiaries), including making loans to or equity or other investments in or with the issuers of the Basket Stocks (or their subsidiaries) or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about one or more issuers of the Basket Stocks. If we or any of our affiliates do acquire non-public information about one or more issuers of the Basket Stocks, we are not obligated to disclose such non-public information to you. AS AN INVESTOR IN THE NOTES, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF EACH ISSUER OF THE BASKET STOCKS AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE NOTES.

YOU HAVE LIMITED ANTIDILUTION PROTECTION

UBS Securities LLC, as calculation agent for the Notes, will, in its sole discretion, adjust the Initial Stock Price and/or the number of shares per Basket Stock for certain events affecting the Basket Stocks, such as stock splits and stock dividends, and certain other corporate actions involving the Basket Stocks. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Basket Stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a Basket Stock or anyone else makes a partial tender offer or a partial exchange offer for that Basket Stock. Consequently, this could affect the calculation of the Stock Return for any affected Basket Stock and the market value of the Notes and the amount payable at maturity of your Notes. You should refer to "Specific Terms of the Notes--Antidilution Adjustments" on page S-31 for a description of the general circumstances in which the calculation agent will make such adjustments.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS SHOULD NOT BE TAKEN AS AN INDICATION OF THEIR FUTURE PERFORMANCE DURING THE TERM OF THE NOTES

It is impossible to predict whether the market prices of the Basket Stocks will rise or fall and the amount of your payment on the Notes at maturity. The market prices of the Basket Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Basket Stocks.

RISK FACTORS
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TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE BASKET STOCKS OR FUTURES, OPTIONS, OR OTHER DERIVATIVE INSTRUMENTS ON THE BASKET STOCKS MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described in "Use of Proceeds and Hedging" on page S-39, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Basket Stocks, futures or options on any Basket Stock or other derivative instruments with returns linked or related to changes in the performance of any Basket Stock, and we may adjust these hedges by, among other things, purchasing or selling Basket Stocks, futures, options or other derivative instruments with returns linked or related to changes in the performance of any Basket Stock at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the relevant Basket Stocks and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Basket Stocks and other investments relating to the Basket Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the Basket Stocks and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any Basket Stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The indenture governing the Notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any of the Basket Stocks acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold Basket Stocks for the benefit of holders of the Notes in order to enable the holders to exchange their Notes for Basket Stocks under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Basket Stocks that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Basket Stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the market value of any of the Basket Stocks, could be adverse to your interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Basket Stocks and, therefore, the market value of the Notes.

RISK FACTORS
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SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental Tax Considerations" on page S-41, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

THE SELECTION OF BASKET STOCKS IS NOT BASED ON UBS RESEARCH

The Basket Stocks included in the basket are not based on UBS research. Rather, the Basket Stocks included in the basket are those stocks having the two largest market capitalizations in each of the 10 economic sectors included in the S&P 500 Index as of November 13, 2003 (as reported by Bloomberg L.P.). We or one or more of our affiliates may, at present or in the future, publish research reports on one or more of the Basket Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of the Basket Stocks and, therefore, the market value of the Notes.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE BASKET STOCKS

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Stocks. As a holder of the Notes, you will not have voting rights, rights to receive dividends or other distributions, or any other rights that holders of the Basket Stocks may have. Moreover, your payment at maturity will be in cash and you will have no right to receive delivery of any Basket Stocks.

THE CALCULATION AGENT CAN POSTPONE THE FINAL VALUATION DATE FOR ANY BASKET STOCK OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The final valuation date for any Basket Stock may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date with respect to that Basket Stock. If such a postponement occurs, then the calculation agent will instead use the closing price of each of the affected Basket Stocks on the first calendar day after that day on which no market disruption event occurs or is continuing for such Basket Stock. In no event, however, will the final valuation date for any Basket Stock be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the final valuation date for any Basket Stock is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such Basket Stock on that day, that day will nevertheless be the final valuation date for such Basket Stock. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of such Basket Stock that would have prevailed in the absence of the market disruption event. You will not be entitled to any compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the market price of any Basket Stock after March 11, 2005. See "Specific Terms of the Notes--Market Disruption Event" on page S-29.

RISK FACTORS
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THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-38. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a Basket Stock has occurred or is continuing on a day when the calculation agent is to determine the closing price of such Basket Stock. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our or their hedge positions. Since these determinations by the calculation agent may affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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THE CONTENTS AND VALUATION OF THE BASKET OF BASKET STOCKS

The basket will consist of two stocks from each of the 10 economic sectors included in the S&P 500 Index (using the GICS). The Basket Stocks have the largest market capitalization in their sector as of November 13, 2003 (as reported by Bloomberg L.P.). Unless otherwise specified in this prospectus supplement, the Basket Stocks will not be replaced with any other common stocks after November 13, 2003. Each Basket Stock will be equally weighted and will represent 5% of the basket. Antidilution adjustments will not effect the weight of each Basket Stock.

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                                                                    INITIAL STOCK
                BASKET STOCKS                   % OF THE NOTES         PRICE*
------------------------------------------------------------------------------------
The Home Depot, Inc. .........................        5%               $34.53
Comcast Corporation (Class A Common Stock)....        5%               $31.58
Wal-Mart Stores, Inc. ........................        5%               $52.81
The Procter & Gamble Company..................        5%               $96.00
Exxon Mobil Corporation.......................        5%               $37.91
ChevronTexaco Corporation.....................        5%               $79.50
Citigroup Inc. ...............................        5%               $47.57
American International Group, Inc. ...........        5%               $60.84
Pfizer Inc. ..................................        5%               $34.68
Johnson & Johnson.............................        5%               $50.00
General Electric Company......................        5%               $30.40
United Parcel Service, Inc. (Class B Common
  Stock)......................................        5%               $72.95
Microsoft Corporation.........................        5%               $26.61
Intel Corporation.............................        5%               $30.91
E.I. du Pont de Nemours and Company...........        5%               $44.07
The Dow Chemical Company......................        5%               $39.69
SBC Communications Inc. ......................        5%               $24.80
Verizon Communications Inc. ..................        5%               $33.34
Exelon Corporation............................        5%               $63.63
The Southern Company..........................        5%               $29.48

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* Source: Bloomberg, L.P., December 11, 2003

STANDARD & POOR'S, A DIVISION OF THE MCGRAW-HILL COMPANIES, INC. ("S&P"), DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX (THE "INDEX") OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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HISTORICAL PERFORMANCE OF THE BASKET STOCKS

Provided below is a brief description of the issuer of each Basket Stock obtained from publicly available information, as well as a table that sets forth the quarterly high, low, and closing prices for each of the Basket Stocks. The information given below is for the four calendar quarters in each of 2000, 2001 and 2002 and the first three calendar quarters of 2003. Partial data is provided for the fourth calendar quarter of 2003. We obtained the trading price information set forth below from Bloomberg, L.P. without independent verification. YOU SHOULD NOT TAKE THE HISTORICAL PRICES OF THE BASKET STOCKS AS AN INDICATION OF FUTURE PERFORMANCE.

The Basket Stocks are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the United States Securities and Exchange Commission (the "SEC") periodically. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by the respective issuers of the Basket Stocks with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Basket Stocks under the Exchange Act can be located by reference to its SEC file number provided below.

Information about the respective issuers of the Basket Stocks may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents, as well as from each issuer's website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by those issuers with the SEC.

THE HOME DEPOT, INC.

According to publicly available documents, The Home Depot, Inc. ("Home Depot") is the world's largest home improvement retailer and the second largest retailer in the United States based on net sales volume for fiscal 2002. At the end of its 2002 fiscal year, Home Depot operated 1,532 stores. Most of Home Depot's stores are either Home Depot(R) or EXPO Design Center(R) stores. Home Depot's headquarters are located in Atlanta, Georgia and its common stock is traded on the New York Stock Exchange under the symbol "HD". Information filed with the SEC by Home Depot under the Exchange Act can be located by reference to its SEC file number: 1-8207 or its CIK Code: 354950. Home Depot's closing stock price on December 11, 2003 was $34.53.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $68.50          $52.31           $64.50
6/30/00........................      $68.00          $46.00           $49.94
9/29/00........................      $59.00          $48.06           $52.94
12/29/00.......................      $55.56          $34.88           $45.69
3/30/01........................      $51.69          $39.67           $43.10
6/29/01........................      $53.45          $41.50           $46.55
9/28/01........................      $50.37          $32.80           $38.37
12/31/01.......................      $51.62          $37.60           $51.01
3/28/02........................      $52.07          $47.00           $48.61
6/28/02........................      $50.36          $35.67           $36.73
9/30/02........................      $37.99          $26.10           $26.10
12/31/02.......................      $30.58          $23.66           $24.02
3/31/03........................      $25.78          $20.53           $24.36
6/30/03........................      $34.46          $24.79           $33.12
9/30/03........................      $34.55          $30.36           $31.85
12/11/03*......................      $37.52          $32.90           $34.53

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
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COMCAST CORPORATION (CLASS A COMMON STOCK)

According to publicly available documents, Comcast Corporation ("Comcast") is principally involved in the development, management and operation of broadband cable networks, and in the provision of programming content. Comcast is the largest cable company in the United States, serving approximately 21.3 million cable subscribers. Comcast's content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. Comcast's headquarters are located in Philadelphia, Pennsylvania and its Class A common stock is traded on The Nasdaq National Market under the symbol "CMCSA". Information filed with the SEC by Comcast under the Exchange Act can be located by reference to its SEC file number: 0-50093 or its CIK Code: 1166691. Comcast's closing Class A common stock price on December 11, 2003 was $31.58.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
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3/31/00........................      $51.44          $36.25           $41.25
6/30/00........................      $41.75          $29.75           $38.88
9/29/00........................      $40.69          $30.75           $40.69
12/29/00.......................      $43.94          $33.88           $41.31
3/30/01........................      $45.25          $38.06           $41.19
6/29/01........................      $44.75          $38.88           $42.95
9/28/01........................      $42.70          $32.79           $35.55
12/31/01.......................      $40.06          $34.95           $36.00
3/28/02........................      $37.13          $30.10           $33.45
6/28/02........................      $33.67          $23.35           $24.20
9/30/02........................      $25.87          $17.57           $21.33
12/31/02.......................      $26.78          $17.40           $23.57
3/31/03........................      $30.80          $24.47           $28.59
6/30/03........................      $34.54          $28.65           $30.18
9/30/03........................      $32.95          $28.52           $30.82
12/11/03*......................      $33.87          $30.76           $31.58

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

WAL-MART STORES, INC.

According to publicly available information, Wal-Mart Stores, Inc. ("Wal-Mart") is the world's largest retailer and largest company as measured by total net sales for fiscal 2003. Wal-Mart currently operates mass merchandising stores in all 50 states of the United States, as well as in Argentina, Brazil, Canada, Germany, Mexico, Puerto Rico, South Korea and the United Kingdom and in China under joint venture agreements. As of August 31, 2003, Wal-Mart operated in the United States 1,494 Wal-Mart stores, 1,386 Supercenters, 56 Neighborhood Markets and 532 SAM's Clubs. Wal-Mart also owns a 35% interest in The Seiyu Ltd., a Japanese retail chain that operates over 400 stores throughout Japan. Wal-Mart's headquarters are located in Bentonville, Arkansas and its common stock is listed on the New York Stock Exchange (its principal market) and the Pacific Stock Exchange under the symbol "WMT". Information filed with the SEC by Wal-Mart under the Exchange Act can be

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

located by reference to its SEC file number: 1-06991 or its CIK Code: 104169. Wal-Mart's closing stock price on December 11, 2003 was $52.81.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $68.50          $44.60           $56.50
6/30/00........................      $63.56          $51.00           $57.63
9/29/00........................      $62.00          $47.38           $48.13
12/29/00.......................      $55.25          $43.25           $53.13
3/30/01........................      $58.44          $46.91           $50.50
6/29/01........................      $54.35          $48.15           $48.80
9/28/01........................      $55.99          $44.00           $49.50
12/31/01.......................      $58.37          $49.76           $57.55
3/28/02........................      $63.75          $55.76           $61.30
6/28/02........................      $61.23          $53.15           $55.01
9/30/02........................      $56.00          $44.60           $49.24
12/31/02.......................      $57.33          $49.16           $50.51
3/31/03........................      $54.67          $46.74           $52.03
6/30/03........................      $56.70          $52.00           $53.67
9/30/03........................      $60.08          $54.35           $55.85
12/11/03*......................      $59.39          $52.61           $52.81

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

THE PROCTER & GAMBLE COMPANY

According to publicly available documents, The Procter & Gamble Company ("P&G") manufactures and markets a broad range of consumer products in many countries throughout the world. P&G's products fall into five business segments: Fabric and Home Care; Baby and Family Care; Beauty Care; Health Care; and Snacks and Beverages. P&G's headquarters are located in Cincinnati, Ohio and its common stock is traded on the New York Stock Exchange (its principal market) under the symbol "PG". P&G's common stock is also listed on the Cincinnati, Amsterdam, Paris, Basle, Geneva, Lausanne, Zurich, Frankfurt, Brussels and Tokyo Stock Exchanges. Information filed with the SEC by P&G under the Exchange Act can be located by reference to its SEC file number: 1-00434 or its CIK Code: 80424. P&G's closing stock price on December 11, 2003 was $96.00.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................     $116.84          $53.34           $56.31
6/30/00........................     $ 69.96          $53.21           $56.31
9/29/00........................     $ 66.48          $54.14           $66.48
12/29/00.......................     $ 77.83          $67.41           $77.83
3/30/01........................     $ 77.90          $59.74           $62.12
6/29/01........................     $ 67.76          $56.20           $63.31
9/28/01........................     $ 76.41          $63.97           $72.23
12/31/01.......................     $ 80.83          $69.26           $78.52
3/28/02........................     $ 89.70          $76.34           $89.40
6/28/02........................     $ 94.40          $86.35           $89.30
9/30/02........................     $ 93.00          $74.46           $89.38
12/31/02.......................     $ 92.19          $82.80           $85.94
3/31/03........................     $ 89.05          $79.79           $89.05
6/30/03........................     $ 92.40          $87.81           $89.18
9/30/03........................     $ 93.25          $86.70           $92.82
12/11/03*......................     $ 98.29          $93.98           $96.00

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
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EXXON MOBIL CORPORATION

According to publicly available documents, Exxon Mobil Corporation ("Exxon Mobil"), formerly named Exxon Corporation, was incorporated in the State of New Jersey in 1882. On November 30, 1999, Mobil Corporation ("Mobil") became a wholly-owned subsidiary of Exxon Corporation ("Exxon") and Exxon changed its name to Exxon Mobil Corporation. Divisions and affiliated companies of Exxon Mobil operate or market products in the United States and about 200 other countries and territories. Their principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Exxon Mobil's headquarters are located in Irving, Texas and its common stock is traded on the New York Stock Exchange under the symbol "XOM". Information filed with the SEC by Exxon Mobil under the Exchange Act can be located by reference to is SEC file number: 1-2256 or its CIK Code: 34088. Exxon Mobil's closing price on December 11, 2003 was $37.91.

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                                   QUARTERLY        QUARTERLY        QUARTERLY
        QUARTER ENDING                HIGH             LOW             CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $42.78          $35.53           $39.00
6/30/00........................      $42.19          $37.75           $39.25
9/29/00........................      $44.82          $37.69           $44.55
12/29/00.......................      $47.22          $42.06           $43.47
3/30/01........................      $44.56          $38.45           $40.50
6/29/01........................      $45.78          $38.95           $43.68
9/28/01........................      $43.85          $35.83           $39.40
12/31/01.......................      $42.29          $36.44           $39.30
3/28/02........................      $44.00          $37.95           $43.83
6/28/02........................      $44.38          $38.96           $40.92
9/30/02........................      $40.65          $30.27           $31.90
12/31/02.......................      $36.30          $32.65           $34.94
3/31/03........................      $36.38          $31.82           $34.95
6/30/03........................      $38.31          $34.33           $35.91
9/30/03........................      $38.47          $34.92           $36.60
12/11/03*......................      $38.91          $35.15           $37.91

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

CHEVRONTEXACO CORPORATION

According to publicly available documents, ChevronTexaco Corporation ("ChevronTexaco") manages its investments in subsidiaries and affiliates and provides administrative, financial and management support to U.S. and foreign subsidiaries that engage in fully integrated petroleum operations, chemical operations, coal mining, power and energy services. ChevronTexaco operates in the United States and in approximately 180 other countries. ChevronTexaco's headquarters are located in San Ramon, California and its common stock is traded on the New York Stock Exchange (its principal market) and the Pacific Exchange under the symbol "CVX". Information filed with the SEC by ChevronTexaco

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

under the Exchange Act can be located by reference to its SEC file number:
1-00368 or its CIK Code: 93410. ChevronTexaco's closing stock price on December 11, 2003 was $79.50.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $92.44          $71.06           $92.44
6/30/00........................      $94.27          $82.94           $84.81
9/29/00........................      $90.19          $77.31           $85.25
12/29/00.......................      $87.31          $78.25           $84.44
3/30/01........................      $92.95          $79.31           $87.80
6/29/01........................      $98.03          $86.00           $90.50
9/28/01........................      $93.05          $78.77           $84.75
12/31/01.......................      $93.45          $82.91           $89.61
3/28/02........................      $90.70          $81.65           $90.27
6/28/02........................      $90.86          $84.10           $88.50
9/30/02........................      $88.60          $66.96           $69.25
12/31/02.......................      $74.90          $65.90           $66.48
3/31/03........................      $69.90          $61.85           $64.65
6/30/03........................      $75.62          $62.81           $72.20
9/30/03........................      $74.24          $70.67           $71.45
12/11/03*......................      $79.50          $71.76           $79.50

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

CITIGROUP INC.

According to publicly available documents, Citigroup Inc. ("Citigroup") is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts in over 100 countries and territories. Citigroup's headquarters are located in New York, New York and its common stock is traded on the New York Stock Exchange under the symbol "C". Information filed with the SEC by Citigroup under the Exchange Act can be located by reference to its SEC file number: 1-9924 or its CIK Code: 831001. Citigroup's closing stock price on December 11, 2003 was $47.57.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $43.15          $33.58           $41.88
6/30/00........................      $46.95          $39.48           $42.14
9/29/00........................      $54.91          $43.67           $50.42
12/29/00.......................      $53.05          $43.60           $47.62
3/30/01........................      $52.51          $37.87           $41.95
6/29/01........................      $49.94          $39.82           $49.28
9/28/01........................      $49.88          $33.91           $37.77
12/31/01.......................      $47.74          $38.94           $47.08
3/28/02........................      $48.50          $39.38           $46.19
6/28/02........................      $46.12          $34.51           $36.14
9/30/02........................      $36.89          $25.18           $29.65
12/31/02.......................      $38.97          $26.73           $35.19
3/31/03........................      $37.93          $31.42           $34.45
6/30/03........................      $45.56          $35.60           $42.80
9/30/03........................      $47.17          $42.92           $45.51
12/11/03*......................      $49.00          $45.56           $47.57

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
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AMERICAN INTERNATIONAL GROUP, INC.

According to publicly available documents, American International Group, Inc. ("AIG") is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services, and retirement savings and asset management. AIG's headquarters are located in New York, New York and its common stock is traded on the New York Stock Exchange under the symbol "AIG". Information filed with the SEC by AIG under the Exchange Act can be located by reference to its SEC file number: 1-08787 or its CIK Code:
5272. AIG's closing stock price on December 11, 2003 was $60.84.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................     $ 76.04          $54.29           $73.00
6/30/00........................     $ 82.17          $67.75           $78.33
9/29/00........................     $ 95.69          $78.79           $95.69
12/29/00.......................     $103.69          $90.13           $98.56
3/30/01........................     $ 96.88          $75.12           $80.50
6/29/01........................     $ 86.51          $76.18           $85.01
9/28/01........................     $ 87.06          $67.05           $78.00
12/31/01.......................     $ 86.01          $76.74           $79.40
3/28/02........................     $ 79.61          $70.15           $72.14
6/28/02........................     $ 75.26          $62.84           $68.23
9/30/02........................     $ 67.91          $51.10           $54.70
12/31/02.......................     $ 67.89          $52.45           $57.85
3/31/03........................     $ 63.50          $44.47           $49.45
6/30/03........................     $ 60.20          $50.60           $55.18
9/30/03........................     $ 64.70          $55.54           $57.70
12/11/03*......................     $ 62.50          $56.59           $60.84

------------
* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

PFIZER INC.

According to publicly available information, Pfizer Inc. ("Pfizer") is a research-based, global pharmaceutical company. Pfizer discovers, develops, manufactures and markets leading prescription medicines for humans and animals as well as many of the world's best-known consumer products. Pfizer's headquarters are located in New York, New York and its common stock is listed on the New York Stock Exchange under the symbol "PFE". Information filed with the SEC by Pfizer under the

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

Exchange Act can be located by reference to its SEC file number: 1-3619 or its CIK Code: 78003. Pfizer's closing stock price on December 11, 2003 was $34.68.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $37.81          $30.00           $36.56
6/30/00........................      $48.00          $37.94           $48.00
9/29/00........................      $49.00          $39.88           $44.92
12/29/00.......................      $47.44          $42.19           $46.00
3/30/01........................      $46.13          $35.67           $40.95
6/29/01........................      $44.87          $38.95           $40.05
9/28/01........................      $41.75          $35.80           $40.10
12/31/01.......................      $43.90          $39.44           $39.85
3/28/02........................      $42.15          $39.40           $39.74
6/28/02........................      $40.11          $33.43           $35.00
9/30/02........................      $34.92          $25.92           $29.02
12/31/02.......................      $33.87          $28.30           $30.57
3/31/03........................      $32.00          $28.56           $31.16
6/30/03........................      $36.18          $30.37           $34.15
9/30/03........................      $34.65          $29.55           $30.38
12/11/03*......................      $34.68          $30.56           $34.68

------------
* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

JOHNSON & JOHNSON

According to publicly available documents, Johnson & Johnson is engaged in the manufacture and sale of a broad range of products in the health care field. With over 200 operating companies, Johnson & Johnson conducts business in virtually all countries of the world. Johnson & Johnson's primary interest, both historically and currently, has been in products related to human health and well-being. Johnson & Johnson's headquarters are located in New Brunswick, New Jersey and its common stock is traded on the New York Stock Exchange under the symbol "JNJ". Information filed with the SEC by Johnson & Johnson under the Exchange Act can be located by reference to its SEC file number: 001-03215 or its CIK Code: 200406. Johnson & Johnson's closing stock price on December 11, 2003 was $50.00.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $48.25          $34.25           $35.13
6/30/00........................      $50.94          $36.13           $50.94
9/29/00........................      $50.53          $45.13           $46.97
12/29/00.......................      $52.53          $44.94           $52.53
3/30/01........................      $51.00          $41.63           $43.74
6/29/01........................      $53.61          $43.06           $50.00
9/28/01........................      $57.00          $50.41           $55.40
12/31/01.......................      $60.97          $54.27           $59.10
3/28/02........................      $65.49          $55.50           $64.95
6/28/02........................      $64.61          $52.26           $52.26
9/30/02........................      $56.20          $41.85           $54.08
12/31/02.......................      $61.11          $53.11           $53.71
3/31/03........................      $58.67          $50.00           $57.87
6/30/03........................      $58.42          $51.54           $51.70
9/30/03........................      $53.60          $49.14           $49.52
12/11/03*......................      $52.26          $48.73           $50.00

------------
* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
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GENERAL ELECTRIC COMPANY

According to publicly available information, General Electric Company ("GE") is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds. GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications. On November 18, 2003, GE announced its intention to conduct an initial public offering ("IPO") of a new company named Genworth Financial, Inc. that will comprise most of GE's life and mortgage insurance operations. GE expects to complete the IPO in the first half of 2004, subject to market conditions and regulatory approval. GE's headquarters are located in Fairfield, Connecticut and its common stock is traded on the New York Stock Exchange (its principal market) and the Boston Stock Exchange under the symbol "GE". Information filed with the SEC by GE under the Exchange Act can be located by reference to its SEC file number: 1-00035 or its CIK Code: 40545. GE's closing stock price on December 11, 2003 was $30.40.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $54.33          $41.71           $51.88
6/30/00........................      $55.33          $48.58           $53.00
9/29/00........................      $60.00          $49.94           $57.81
12/29/00.......................      $59.75          $47.44           $47.94
3/30/01........................      $48.06          $37.70           $41.86
6/29/01........................      $53.40          $39.60           $48.75
9/28/01........................      $50.20          $30.37           $37.20
12/31/01.......................      $41.55          $36.34           $40.08
3/28/02........................      $41.55          $35.00           $37.45
6/28/02........................      $37.30          $28.90           $29.05
9/30/02........................      $32.89          $24.47           $24.65
12/31/02.......................      $27.20          $22.00           $24.35
3/31/03........................      $28.00          $22.17           $25.50
6/30/03........................      $31.34          $26.13           $28.68
9/30/03........................      $32.11          $27.10           $29.81
12/11/03*......................      $30.82          $27.81           $30.40

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

UNITED PARCEL SERVICE, INC. (CLASS B COMMON STOCK)

According to publicly available documents, United Parcel Service, Inc. ("UPS") is the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. UPS's primary business is the time-definite delivery of packages and documents throughout the United States and in over 200 other countries and territories. UPS has established a global transportation infrastructure and developed a comprehensive portfolio of guaranteed delivery services,

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

supporting these services with advanced technology. UPS's headquarters are located in Atlanta, Georgia and its Class B common stock is traded on the New York Stock Exchange under the symbol "UPS". Information filed with the SEC by UPS under the Exchange Act can be located by reference to its SEC file number:
1-15451 or its CIK Code: 1090727. UPS's closing Class B common stock price on December 11, 2003 was $72.95.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $69.06          $50.63           $62.99
6/30/00........................      $66.50          $55.00           $58.90
9/29/00........................      $61.31          $52.38           $56.38
12/29/00.......................      $64.00          $53.06           $58.75
3/30/01........................      $61.90          $55.25           $56.90
6/29/01........................      $59.91          $52.96           $57.80
9/28/01........................      $58.56          $47.95           $51.98
12/31/01.......................      $57.13          $50.10           $54.50
3/28/02........................      $61.00          $54.46           $60.80
6/28/02........................      $62.77          $58.25           $61.75
9/30/02........................      $67.00          $60.20           $62.53
12/31/02.......................      $64.28          $59.35           $63.08
3/31/03........................      $64.21          $53.18           $57.00
6/30/03........................      $64.19          $57.44           $63.70
9/30/03........................      $64.79          $61.51           $63.80
12/11/03*......................      $73.58          $64.35           $72.95

------------
* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

MICROSOFT CORPORATION

According to publicly available documents, Microsoft Corporation ("Microsoft") develops, manufactures, licenses, and supports a wide range of software products for a multitude of computing devices. Microsoft software products include scalable operating systems for servers, personal computers, and intelligent devices; server applications for client/server environments; information worker productivity applications; business solutions applications; and software development tools. Microsoft's headquarters are located in Redmond, Washington and its common stock is traded on the Nasdaq National Market under the symbol "MSFT". Information filed with the SEC by Microsoft

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

under the Exchange Act can be located by reference to its SEC file number:
0-14278 or its CIK Code: 789019. Microsoft's closing stock price on December 11, 2003 was $26.61.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $58.28          $44.69           $53.13
6/30/00........................      $45.44          $30.72           $40.00
9/29/00........................      $41.00          $30.16           $30.16
12/29/00.......................      $35.44          $20.75           $21.69
3/30/01........................      $32.34          $21.69           $27.34
6/29/01........................      $36.84          $25.97           $36.50
9/28/01........................      $36.29          $24.86           $25.59
12/31/01.......................      $34.75          $25.90           $33.13
3/28/02........................      $34.93          $29.00           $30.16
6/28/02........................      $30.19          $24.31           $27.35
9/30/02........................      $27.43          $21.42           $21.87
12/31/02.......................      $29.12          $21.89           $25.85
3/31/03........................      $28.49          $22.79           $24.21
6/30/03........................      $26.38          $23.67           $25.64
9/30/03........................      $29.96          $25.54           $27.80
12/11/03*......................      $29.35          $25.10           $26.61

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

INTEL CORPORATION

According to publicly available information, Intel Corporation ("Intel") is the world's largest semiconductor chip maker, supplying the computing and communications industries with chips, boards, systems and software building blocks that are integral to computers, servers, and networking and communications products. Intel's headquarters are located in Santa Clara, California and its common stock is traded on the Nasdaq National Market System under the symbol "INTC". Information filed with the SEC by Intel under the Exchange Act can be located by reference to its SEC file number: 0-6217 or its CIK Code: 50863. Intel's closing stock price on December 11, 2003 was $30.91.

---------------------------------------------------------------------------------
        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $72.03          $39.38           $65.97
6/30/00........................      $69.50          $53.03           $66.84
9/29/00........................      $74.88          $41.56           $41.56
12/29/00.......................      $46.69          $30.06           $30.06
3/30/01........................      $37.81          $24.63           $26.31
6/29/01........................      $32.49          $22.63           $29.25
9/28/01........................      $32.11          $19.30           $20.44
12/31/01.......................      $34.61          $19.54           $31.45
3/28/02........................      $35.79          $28.55           $30.41
6/28/02........................      $31.20          $18.27           $18.27
9/30/02........................      $19.59          $13.89           $13.89
12/31/02.......................      $21.05          $13.22           $15.57
3/31/03........................      $18.90          $15.05           $16.28
6/30/03........................      $22.14          $16.42           $20.81
9/30/03........................      $29.18          $21.41           $27.52
12/11/03*......................      $34.12          $28.62           $30.91

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
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E.I. DU PONT DE NEMOURS AND COMPANY

According to publicly available documents, E.I. du Pont de Nemours and Company ("DuPont") was founded in 1902 and was incorporated in Delaware in 1915. DuPont is a world leader in science and technology in a range of disciplines including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. The company operates globally, manufacturing a wide range of products for distribution and sale to many different markets, including the transportation, textile, construction, motor vehicle, agricultural, home furnishings, medical, packaging, electronics and the nutrition and health markets. On November 17, 2003, DuPont announced that it had reached an agreement to sell INVISTA, its integrated fiber and intermediates business unit, to KED Fiber Ltd. and KED Fiber, LLC, subsidiaries of Koch Industries, Inc., for $4.4 billion in cash. The transaction, which is subject to government approvals, is expected to be completed in the first half of 2004. DuPont's headquarters are located in Wilmington, Delaware and its common stock is traded on the New York Stock Exchange under the symbol "DD". Information filed with the SEC by DuPont under the Exchange Act can be located by reference to its SEC file number: 1-00815 or its CIK Code: 30554. DuPont's closing stock price on December 11, 2003 was $44.07.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $71.63          $45.94           $52.94
6/30/00........................      $62.00          $43.75           $43.75
9/29/00........................      $50.25          $38.50           $40.88
12/29/00.......................      $49.31          $40.06           $48.31
3/30/01........................      $49.25          $40.70           $40.70
6/29/01........................      $49.70          $40.25           $48.24
9/28/01........................      $48.12          $33.61           $37.52
12/31/01.......................      $45.65          $37.25           $42.51
3/28/02........................      $49.09          $40.30           $47.15
6/28/02........................      $48.10          $42.91           $44.40
9/30/02........................      $45.12          $36.07           $36.07
12/31/02.......................      $44.65          $36.12           $42.40
3/31/03........................      $44.71          $35.11           $38.86
6/30/03........................      $44.18          $39.04           $41.64
9/30/03........................      $45.22          $39.62           $40.01
12/11/03*......................      $44.07          $39.07           $44.07

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

THE DOW CHEMICAL COMPANY

According to publicly available documents, The Dow Chemical Company ("Dow Chemical") is engaged in the manufacture and sale of chemicals, plastic materials, agricultural and other specialized products and services. Dow Chemical is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. Dow Chemical serves customers in 175 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care and building and construction, among others. Dow Chemical's headquarters are located in Midland, Michigan and its common stock is traded on the New York Stock Exchange (its principal market) under the symbol "DOW". Dow Chemical's common stock is also traded on the Chicago Stock Exchange and the Pacific Stock Exchange. Information filed with the SEC by Dow Chemical under the Exchange Act can be

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

located by reference to its SEC file number: 1-03433 or its CIK Code: 29915. Dow Chemical's closing stock price on December 11, 2003 was $39.69.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $46.67          $31.96           $38.00
6/30/00........................      $39.96          $30.19           $30.19
9/29/00........................      $33.47          $24.00           $24.94
12/29/00.......................      $38.19          $23.38           $36.63
3/30/01........................      $36.81          $29.45           $31.57
6/29/01........................      $39.58          $31.32           $33.25
9/28/01........................      $36.61          $29.58           $32.76
12/31/01.......................      $38.29          $32.59           $33.78
3/28/02........................      $36.75          $25.14           $32.72
6/28/02........................      $34.38          $30.00           $34.38
9/30/02........................      $34.53          $26.19           $27.31
12/31/02.......................      $31.90          $24.50           $29.70
3/31/03........................      $31.15          $25.16           $27.61
6/30/03........................      $32.64          $27.79           $30.96
9/30/03........................      $35.30          $30.52           $32.54
12/11/03*......................      $39.85          $33.30           $39.69

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

SBC COMMUNICATIONS INC.

According to publicly available documents, SBC Communications Inc. ("SBC") ranks among the largest providers of telecommunications services in the United States and the world. Through its subsidiaries, SBC provides communications services and products in the United States and has investments in more than 25 countries. SBC offers its services and products to businesses and consumers, as well as other providers of telecommunications services. The services and products that SBC offers vary by market, and include: local exchange services; wireless communications; long distance services; Internet services; telecommunications equipment and directory advertising and publishing. SBC's headquarters are located in San Antonio, Texas and its common stock is traded on the New York Stock Exchange under the symbol "SBC". Information filed with the SEC by SBC under the Exchange Act can be located by reference to its SEC file number:
1-8610 or its CIK Code: 732717. SBC's closing stock price on December 11, 2003 was $24.80.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $47.00          $35.44           $42.13
6/30/00........................      $50.00          $41.06           $44.00
9/29/00........................      $49.88          $39.31           $49.88
12/29/00.......................      $58.50          $44.06           $47.75
3/30/01........................      $52.38          $40.12           $44.63
6/29/01........................      $44.90          $38.70           $40.06
9/28/01........................      $47.34          $40.00           $47.12
12/31/01.......................      $47.00          $37.38           $39.17
3/28/02........................      $40.17          $34.49           $37.44
6/28/02........................      $38.15          $29.50           $30.50
9/30/02........................      $31.70          $20.10           $20.10
12/31/02.......................      $28.73          $20.18           $27.11
3/31/03........................      $31.19          $19.34           $20.06
6/30/03........................      $26.53          $19.98           $25.55
9/30/03........................      $26.60          $21.82           $22.75
12/11/03*......................      $24.80          $21.40           $24.80

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
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VERIZON COMMUNICATIONS INC.

According to publicly available documents, Verizon Communications Inc. ("Verizon") is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with 135.8 million access line equivalents and 32.5 million Verizon Wireless customers. Verizon's headquarters are located in New York, New York and its common stock is traded on the New York Stock Exchange (its principal market) under the symbol "VZ". Verizon's common stock is also traded on the Philadelphia Stock Exchange, the Boston Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. Information filed with the SEC by Verizon under the Exchange Act can be located by reference to its SEC file number: 1-08606 or its CIK Code: 732712. Verizon's closing stock price on December 11, 2003 was $33.34.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $62.00          $47.56           $61.13
6/30/00........................      $65.19          $50.63           $50.81
9/29/00........................      $55.38          $40.38           $48.44
12/29/00.......................      $58.75          $45.94           $50.13
3/30/01........................      $56.19          $46.00           $49.30
6/29/01........................      $56.90          $47.60           $53.50
9/28/01........................      $57.16          $49.04           $54.11
12/31/01.......................      $55.70          $47.00           $47.46
3/28/02........................      $50.61          $43.40           $46.10
6/28/02........................      $45.95          $38.65           $40.15
9/30/02........................      $38.89          $27.43           $27.44
12/31/02.......................      $41.88          $29.58           $38.75
3/31/03........................      $44.07          $32.41           $35.35
6/30/03........................      $41.21          $33.17           $39.45
9/30/03........................      $40.21          $32.44           $32.44
12/11/03*......................      $33.80          $31.50           $33.34

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

EXELON CORPORATION

According to publicly available documents, Exelon Corporation ("Exelon"), a registered public utilities holding company, through its subsidiaries, operates in three business segments: Energy Delivery, whose businesses include the regulated sale of electricity and distribution and transmission services by ComEd in northern Illinois and PECO in southeastern Pennsylvania and the sale of natural gas and distribution services by PECO in the Pennsylvania counties surrounding the City of Philadelphia; Generation, consisting of the owned and contracted for electric generating facilities, energy marketing operations, and equity interests in Sithe Energies, Inc. and AmerGen Energy Company, LLC and Enterprises, consisting of competitive retail energy sales, energy and infrastructures services, communications and other investments (weighted towards the communications, energy services and retail services industries). Exelon's headquarters are located in Chicago, Illinois and its common stock is traded on the New York Stock Exchange (its principal market), under the symbol "EXC". Exelon's common stock is also traded on the Chicago Stock Exchange and the Philadelphia Stock Exchange. Information filed with the SEC by Exelon under the Exchange Act can be located by reference to its

HISTORICAL PERFORMANCE OF THE BASKET STOCKS
--------------------------------------------------------------------------------

SEC file number: 1-16169 or its CIK Code: 1109357. Exelon's closing stock price on December 11, 2003 was $63.63.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
---------------------------------------------------------------------------------
3/31/00........................      $43.50          $33.63           $36.88
6/30/00........................      $46.00          $36.94           $40.31
9/29/00........................      $60.58          $40.63           $60.58
12/29/00.......................      $70.85          $55.63           $70.21
3/30/01........................      $67.88          $55.50           $65.60
6/29/01........................      $69.79          $62.60           $64.12
9/28/01........................      $67.09          $44.50           $44.60
12/31/01.......................      $47.88          $41.05           $47.88
3/28/02........................      $53.20          $46.03           $52.97
6/28/02........................      $56.92          $51.48           $52.30
9/30/02........................      $51.90          $40.35           $47.50
12/31/02.......................      $52.77          $42.94           $52.77
3/31/03........................      $55.19          $46.83           $50.41
6/30/03........................      $60.33          $49.65           $59.81
9/30/03........................      $63.70          $54.55           $63.50
12/11/03*......................      $65.05          $61.41           $63.63

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* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

THE SOUTHERN COMPANY

According to publicly available documents, The Southern Company owns all the outstanding common stock of Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric, each of which is an operating public utility company. The operating companies supply electric service in the states of Alabama, Georgia, Florida, Mississippi and Georgia, respectively. The Southern Company's headquarters are located in Atlanta, Georgia and its common stock is traded on the New York Stock Exchange under the symbol "SO". Information filed with the SEC by The Southern Company under the Exchange Act can be located by reference to its SEC file number: 1-3526 or its CIK Code:
92122. The Southern Company's closing stock price on December 11, 2003 was
$29.48.

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        QUARTER ENDING           QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
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3/31/00........................      $15.69          $12.56           $13.29
6/30/00........................      $16.80          $13.59           $14.24
9/29/00........................      $20.81          $14.55           $19.83
12/29/00.......................      $20.58          $17.18           $20.31
3/30/01........................      $21.44          $16.69           $21.44
6/29/01........................      $23.76          $21.47           $23.25
9/28/01........................      $25.65          $22.45           $23.98
12/31/01.......................      $25.87          $22.35           $25.35
3/28/02........................      $26.78          $24.49           $26.49
6/28/02........................      $28.39          $25.65           $27.40
9/30/02........................      $29.02          $23.89           $28.78
12/31/02.......................      $30.85          $25.17           $28.39
3/31/03........................      $30.81          $27.71           $28.44
6/30/03........................      $31.81          $27.94           $31.16
9/30/03........................      $30.53          $27.76           $29.35
12/11/03*......................      $30.40          $28.65           $29.48

------------
* High, low and closing prices are for the period starting October 1, 2003 and ending December 11, 2003.

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VALUATION OF THE NOTES

AT MATURITY. Your cash payment at maturity is based on the Stock Return of each Basket Stock, which may be positive or negative. Positive Stock Returns for each Basket Stock will be doubled, subject to a maximum gain of 21.5%. Therefore, the maximum potential total return for each $1,000 principal amount of the Notes at maturity will also be 21.5%. The Notes are fully exposed to the downside price risk of each Basket Stock and any negative Stock Returns will reduce your cash payment at maturity. You may lose some or all of your principal if the Stock Return of one or more of the Basket Stocks is negative. For a description of how your payment at maturity will be calculated, see "Specific Terms of the Notes--Payment at Maturity" on page S-28.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the market price of the Basket Stocks on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes, include supply and demand for the Notes, the volatility of the Basket Stocks, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to public and net proceeds to UBS on the front cover relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

You will receive a cash payment at maturity that is based on the Stock Return of each Basket Stock, which may be positive or negative. Positive Stock Returns for each Basket Stock will be doubled, subject to a maximum gain of 21.5%. Therefore, the maximum potential total return for each $1,000 principal amount of the Notes at maturity will also be 21.5%. The Notes are fully exposed to the downside price risk of each Basket Stock and any negative Stock Returns will reduce your cash payment at maturity. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL IF THE STOCK RETURN OF ONE OR MORE OF THE BASKET STOCKS IS NEGATIVE.

For each $1,000 principal amount of the Notes, we will pay you in cash an amount equal to the sum of (i) $1,000 and (ii) the sum of the Weighted Stock Component Returns multiplied by $1,000.

The "Stock Return" is the difference between the closing price for each Basket Stock on the trade date and on the final valuation date, expressed as a percentage of the Initial Stock Price and calculated as follows:

                       Final Stock Price - Initial Stock Price
    Stock Return  =    ---------------------------------------
                                 Initial Stock Price

where the "Initial Stock Price" is the closing price of each Basket Stock on its primary stock exchange on the trade date and the "Final Stock Price" is the closing price of each Basket Stock on its primary stock exchange on the final valuation date.

SPECIFIC TERMS OF THE NOTES
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The "Stock Component Return" is based on the Stock Return of each Basket Stock, which may be positive or negative. If a Stock Return is positive, it will be doubled in order to calculate the Stock Component Return, subject to a maximum Stock Component Return of 21.5%. If a Stock Return is zero or negative, the Stock Component Return will be equal to the Stock Return.

The "Weighted Stock Component Return" will equal the Stock Component Return for each Basket Stock multiplied by 5%. Each Weighted Stock Component Return will be rounded to two decimal places.

     Weighted Stock Component Return = (Stock Component Return X 0.05)

The payment at maturity for each Note will be calculated as follows:

      Payment at maturity = principal amount of the Note + (principal amount of the Note X sum of the Weighted Stock Component Returns)

MATURITY DATE

The maturity date will be March 18, 2005, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "Final Valuation Date" below for all Basket Stocks, then the maturity date will be the fifth business day following the latest final valuation date for any Basket Stock. The calculation agent may postpone the final valuation date for any Basket Stock--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date for any Basket Stock. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date for any Basket Stock will be March 11, 2005, unless the calculation agent determines that a market disruption event occurs or is continuing on that day for any Basket Stock. In that event, the final valuation date for such Basket Stock(s) will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing for the affected Basket Stock(s). For all the other Basket Stocks, the final valuation date will be March 11, 2005. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Final Stock Price for each Basket Stock on the applicable final valuation date. As described above, the final valuation date for any Basket Stock may be postponed, and thus the determination of the Final Stock Price for that Basket Stock may be postponed if the calculation agent determines that, on the final valuation date for that Basket Stock a market disruption event has occurred or is continuing with respect to that Basket Stock. If such a postponement occurs, the calculation agent will use the closing market price of that Basket Stock on the first calendar day on which no market disruption even occurs or is continuing with respect to that Final Stock Price. In no event, however, will the determination of the Final Stock Price for any Basket Stock be postponed by more than ten business days.

If the final valuation date for any Basket Stock is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with respect to that Basket Stock, that day will nevertheless be the final valuation date for that Basket Stock. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price for such affected Basket Stocks that would have prevailed in the absence of the market disruption event.

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Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in any Basket Stock on its primary market, in each case for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in option or futures contracts relating to any Basket Stock in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ any Basket Stock does not trade on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market System or the primary market for that Basket Stock, as determined by the calculation agent in its sole discretion

+ in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described under "Use of Proceeds and Hedging" on page S-39

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading in any Basket Stock in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in the option or futures contracts relating to any Basket Stock

For this purpose, an "absence of trading" in the primary securities market on which such Basket Stock or any option or futures contracts related to any Basket Stock, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in a Basket Stock or in option or futures contracts related to a Basket Stock, if available, in the primary market for those contracts, by reason of any of:

+  a price change exceeding limits set by that market,

+  an imbalance of orders relating to those contracts or

+  a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in those option or futures contracts in the primary market for those contracts.

DELISTING OR SUSPENSION OF TRADING OF THE BASKET STOCKS

If any Basket Stock is delisted or trading of any Basket Stock is suspended and a major U.S. exchange or market lists or approves for trading successor securities, the calculation agent may determine in its sole discretion that such successor securities are comparable to such Basket Stock (a "successor share") and adjust the basket by replacing such Basket Stock with such successor share.

If the successor shares that the calculation agent determines to be comparable to the Basket Stocks are not listed or approved for trading on a major U.S. exchange or market at maturity, the calculation agent may determine, in its sole discretion, the value of such successor shares.

In both of the cases described above, the calculation agent will, in its sole discretion, determine the Stock Return for any affected Basket Stock by determining the Final Stock Price for any applicable

SPECIFIC TERMS OF THE NOTES
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successor shares on the final valuation date and the relevant number of shares of the successor Basket Stock.

If any Basket Stock is delisted or trading of any Basket Stock is suspended, and the calculation agent determines in its sole discretion that no successor shares for such Basket Stock exist, the calculation agent may determine, in its sole discretion, the Final Stock Price for such Basket Stock.

ANTIDILUTION ADJUSTMENTS

The amount payable at maturity of the Notes will be based on the closing price of each of the Basket Stocks on the final valuation date. The calculation agent will adjust the Initial Stock Price and/or the number of shares per Basket Stock, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of such Basket Stock.

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the number of shares per Basket Stock. In each case where the number of shares per Basket Stock changes, the Initial Stock Price will generally also change. The initial number of shares for each Basket Stock for purposes of these adjustments is calculated as follows:

                                                        $1,000 X 5%
    Initial number of shares per Basket Stock  =    --------------------
                                                    Initial Stock Price

If applicable, the Initial Stock Price will be adjusted by the calculation agent by multiplying the prior Initial Stock Price by a fraction whose numerator is the prior number of shares per Basket Stock and whose denominator is the new number of shares per Basket Stock.

                                                        Prior number of shares per
         Adjusted         =          Prior          X          Basket Stock
    Initial Stock Price       Initial Stock Price       --------------------------
                                                         New number of shares per
                                                               Basket Stock

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution under "Risk Factors--You have limited antidilution protection" on page S-8.

HOW ADJUSTMENTS WILL BE MADE

If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of any Basket Stock, the calculation agent will calculate a corresponding adjustment to the Initial Stock Price and the number of shares per Basket Stock as the calculation agent deems appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the number of shares per Basket Stock will be adjusted to double the prior number of shares per Basket Stock, and, as a result, the Initial Stock Price will be reduced proportionately.

The calculation agent will also determine the effective date of that adjustment and the substitution in the basket of any Basket Stock, if applicable, in the event of consolidation or merger. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the Initial Stock Price and the number of shares per Basket Stock.

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, for each Basket Stock having adjusted the Initial Stock Price and the number of shares per Basket Stock

SPECIFIC TERMS OF THE NOTES
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for the first event, the calculation agent will adjust the Initial Stock Price and the number of shares per Basket Stock for the second event, applying the required adjustment to the Initial Stock Price and the number of shares per Basket Stock as already adjusted for the first event, and so on for any subsequent events.

For any dilution event described below, the calculation agent will not be required to adjust the Initial Stock Price or the number of shares per Basket Stock unless the adjustment would result in a change to the Initial Stock Price or the number of shares per Basket Stock of at least 0.1% in the Initial Stock Price or the number of shares per Basket Stock that would apply without the adjustment. The Initial Stock Price and the number of shares per Basket Stock resulting from any adjustment will be rounded up or down, as appropriate, to, in the case of the Initial Stock Price, the nearest cent, and, in the case of the number of shares per Basket Stock, the nearest thousandth, with one-half cent and five hundred-thousandths, respectively, being rounded upward.

If an event requiring antidilution adjustment occurs, the calculation agent will make any adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the Notes, that results solely from that event. The calculation agent may, in its sole discretion, modify any antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event with respect to those Notes, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent. The calculation agent will provide information about any adjustments it makes upon your written request.

The following events are those that may require an antidilution adjustment of the Initial Stock Price or the number of shares per Basket Stock:

+ a subdivision, consolidation or reclassification of any Basket Stock or a free distribution or dividend of any Basket Stock to existing holders of any Basket Stock by way of bonus, capitalization or similar issue;

+  a distribution or dividend to existing holders of any Basket Stock of:

    +  additional shares of such Basket Stock,

    + other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the issuer of such Basket Stock equally or proportionately with such payments to holders of such Basket Stock, or

    + any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;

+ the declaration by any issuer of any Basket Stock of an extraordinary or special dividend or other distribution whether in cash or shares of such Basket Stock or other assets;

+ a repurchase by an issuer of any Basket Stock of such Basket Stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

+ a consolidation or merger of an issuer of a Basket Stock with another company; or

SPECIFIC TERMS OF THE NOTES
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+ any other similar event that may have a diluting or concentrative effect on the theoretical value of any Basket Stock.

STOCK SPLITS

A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share is worth less as a result of a stock split.

If any Basket Stock is subject to a stock split, then the calculation agent will adjust the number of shares per Basket Stock to equal the sum of the prior number of shares per Basket Stock--i.e., the number of shares per Basket Stock before that adjustment--plus the product of (1) the number of new shares issued in the stock split with respect to one share of such Basket Stock and (2) the prior number of shares per Basket Stock. The Initial Stock Price will also be adjusted as discussed above.

REVERSE STOCK SPLITS

A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share is worth more as a result of a reverse stock split.

If any Basket Stock is subject to a reverse stock split, then the calculation agent will adjust the number of shares per Basket Stock to equal the product of the prior number of shares per Basket Stock and (1) the number of shares of such Basket Stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of such Basket Stock outstanding immediately before the reverse stock split becomes effective. The Initial Stock Price will also be adjusted as discussed above.

STOCK DIVIDENDS

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the Basket Stock is subject to a stock dividend payable in shares of such Basket Stock then the calculation agent will adjust the number of shares per Basket Stock to equal the sum of the prior number of shares per Basket Stock plus the product of (1) the number of shares issued in the stock dividend with respect to one share of such Basket Stock and (2) the prior number of shares per Basket Stock. The Initial Stock Price will also be adjusted as discussed above.

OTHER DIVIDENDS AND DISTRIBUTIONS

The number of shares per Basket Stock will not be adjusted to reflect dividends or other distributions paid with respect to any Basket Stock, other than:

+  stock dividends described above,

+ issuances of transferable rights and warrants with respect to any Basket Stock described in "--Transferable Rights and Warrants" below,

+ distributions that are spin-off events described in "--Reorganization Events" below, and

+  extraordinary dividends described below.

A dividend or other distribution with respect to any Basket Stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for such Basket Stock by an amount equal to at least 10% of the

SPECIFIC TERMS OF THE NOTES
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closing price of that Basket Stock on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the Basket Stock trades without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, the calculation agent will adjust the number of shares per Basket Stock to equal the product of (1) the prior number of shares per Basket Stock and (2) a fraction, the numerator of which is the closing price of the Basket Stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The Initial Stock Price will also be adjusted as discussed above.

The amount of an extraordinary dividend for any Basket Stock will equal:

+ for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of such Basket Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for such Basket Stock, or

+ for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

Notwithstanding anything herein, the initiation by the issuer of any Basket Stock of an ordinary dividend on such Basket Stock will not constitute an extraordinary dividend requiring an adjustment.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion. A distribution on any Basket Stock that is a dividend payable on such Basket Stock that is also an extraordinary dividend, or an issuance of rights or warrants with respect to the Basket Stocks that is also an extraordinary dividend will result in an adjustment to the number of shares per Basket Stock only as described in "--Stock Dividends" above, or "--Transferable Rights and Warrants" or "--Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

If the issuer of any Basket Stock issues transferable rights or warrants to all holders of such Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share that is less than the closing price of such Basket Stock on the business day before the ex-dividend date for issuance, then the number of shares per Basket Stock will be adjusted by multiplying the prior number of shares per Basket Stock by the following fraction:

+ the numerator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Basket Stock offered for subscription or purchase under those transferable rights or warrants, and

+ the denominator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of such Basket Stock offered for subscription or purchase under the transferable rights or warrants and (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

The Initial Stock Price will also be adjusted as discussed above.

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REORGANIZATION EVENTS

Each of the following is a reorganization event with respect to a particular Basket Stock:

+  the Basket Stock is reclassified or changed,

+ the issuer of the Basket Stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all of its outstanding Basket Stock is exchanged for or converted into other property,

+ a statutory share exchange involving the outstanding Basket Stock and the securities of another entity occurs, other than as part of an event described above,

+ the issuer of the Basket Stock sells or otherwise transfers its property and assets as an entity or substantially as an entirety to another entity,

+ the issuer of the Basket Stock effects a spin-off, that is, issues to all holders of its Basket Stock the equity securities of another issuer, other than as part of an event described above,

+ the issuer of the Basket Stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

+ another entity completes a tender or exchange offer for all the outstanding Basket Stock.

ADJUSTMENTS FOR REORGANIZATION EVENTS

If a reorganization event occurs with respect to a Basket Stock, then the calculation agent will adjust the relevant number of shares per Basket Stock by adjusting the amount and type of property or properties--whether it be cash, securities, other property or a combination--that a prior holder of the number of shares per Basket Stock represented by its investment in the Notes would have been entitled to by an amount of shares of that Basket Stock equal to what a holder of those shares would hold after the reorganization event has occurred. We refer to this new property as the distribution property.

For the purpose of making an adjustment required by an reorganization event, the calculation agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution property consisting of a security, the calculation agent will use the closing price of the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable Basket Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs with respect to a Basket Stock and the calculation agent adjusts the number of shares per Basket Stock to consist of distribution property distributed in the event as described above, the calculation agent will make further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new number of shares per Basket Stock. The calculation agent will do so to the same extent that it would make adjustments if the applicable Basket Stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares per Basket Stock, the required adjustment will be made with respect to that component, as if it alone were the number of shares per Basket Stock.

For example, if an issuer of a Basket Stock merges into another company and each share of the relevant Basket Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the number of shares per Basket Stock will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The

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calculation agent will adjust the common share component of the new number of shares per Basket Stock to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "--Antidilution Adjustments," as if the common shares were the particular Basket Stock. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares per Basket Stock (with no interest adjustment). Consequently, the final particular Basket Stock value will include the final value of the two shares of the surviving company and the cash.

In this prospectus supplement, references to the calculation agent adjusting the number of shares per Basket Stock in respect of a dilution event means that the calculation agent will adjust the number of shares per Basket Stock in the manner described in this subsection if the dilution event is a reorganization event. If a reorganization event occurs, the distribution property distributed in the event will be substituted for the relevant Basket Stock as described above. Consequently, in this prospectus supplement, references to a Basket Stock mean any distribution property that is distributed in a reorganization event and comprises the adjusted number of shares per Basket Stock. Similarly, references to an issuer of a Basket Stock mean any successor entity in a reorganization event with respect to that issuer.

The Initial Stock Price will also be adjusted as described above.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations

SPECIFIC TERMS OF THE NOTES
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providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

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MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, the closing price or other value of each Basket Stock or any other property, the Stock Return for each Basket Stock, antidilution adjustments, market disruption events, maturity date, final valuation date, business days, the default amount and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations of the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of the Basket Stocks and/or listed and/or over-the-counter options or futures on the Basket Stocks prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+ acquire or dispose of any Basket Stock or other securities of the issuer of any Basket Stock,

+ acquire or dispose of positions in listed or over-the-counter options, futures or other instruments based on any Basket Stock,

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of any components of the U.S. equity markets or

+  any combination of these three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out any of our or their hedges on or before the final valuation date. That step may involve sales or purchases of Basket Stocks, listed or over-the-counter options or futures on the Basket Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Basket Stocks or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-6 for a discussion of these adverse effects.

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CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF OCTOBER 31, 2003 (UNAUDITED)                              CHF       USD
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                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  126,557    94,329
                                                              -------   -------
  Total Debt................................................  126,557    94,329
Minority Interest(2)........................................    3,998     2,980
Shareholders' Equity........................................   35,339    26,340
                                                              -------   -------
Total capitalization........................................  165,894   123,649
                                                              =======   =======

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(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.74535.

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SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid cash-settled forward contract with respect to the Basket Stocks and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held more than one year.

Alternative Treatments. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat the Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the

SUPPLEMENTAL TAX CONSIDERATIONS
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Internal Revenue Service could characterize your Notes in part as a "non-equity option" that is subject to special "mark-to-market" rules under Section 1256 of the Internal Revenue Code. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Wash Sale Rules. If you sell shares of a Basket Stock within 30 days of purchasing the Notes, your purchase of the Notes should not cause you to be subject to any limitation under the "wash sale" rules with respect to the recognition of loss, if any, upon your sale of such shares except that you may be subject to such rules with respect to the portion of the Notes tied to the performance of the Basket Stock. For example, if you sell shares of a single Basket Stock at a loss for an aggregate sales price of $1,000 and you purchase a Note with a principal amount of $1,000 within 30 days of such sale, your purchase of the Note would only potentially cause you to be subject to the "wash sale" rules with respect to 5% of the loss you recognized upon your sale of the Basket Stock.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Basket Stocks included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

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ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes are eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1.25% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..............   S-1
Risk Factors...............................   S-6
The Contents and Valuation of the Basket of
  Basket Stocks............................  S-12
Historical Performance of the Basket
  Stocks...................................  S-13
Valuation of the Notes.....................  S-27
Specific Terms of the Notes................  S-28
Use of Proceeds and Hedging................  S-39
Capitalization of UBS......................  S-40
Supplemental Tax Considerations............  S-41
ERISA Considerations.......................  S-43
Supplemental Plan of Distribution..........  S-44

PROSPECTUS
Introduction...............................     3
Cautionary Note Regarding Forward-Looking
  Statements...............................     5
Incorporation of Information About UBS AG..     7
Where You Can Find More Information........     7
Presentation of Financial Information......     8
Limitations on Enforcement of U.S. Laws
  Against UBS AG, Its Management and
  Others...................................     9
Capitalization of UBS......................     9
UBS........................................    10
Use of Proceeds............................    12
Description of Debt Securities We May
  Offer....................................    13
Description of Warrants We May Offer.......    35
Legal Ownership and Book-Entry Issuance....    52
Considerations Relating to Indexed
  Securities...............................    58
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency.................    61
U.S. Tax Considerations....................    64
Tax Considerations Under the Laws of
  Switzerland..............................    75
ERISA Considerations.......................    77
Plan of Distribution.......................    78
Validity of the Securities.................    81
Experts....................................    81

[UBS AG LOGO]

Enhanced
Appreciation
Securities

UBS AG $22,000,000 NOTES
LINKED TO A BASKET OF COMMON STOCKS
DUE MARCH 18, 2005

PROSPECTUS SUPPLEMENT

DECEMBER 11, 2003
(TO PROSPECTUS DATED FEBRUARY 27, 2003)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.